

Sam Gilliam

INVEST NOW

Sam Gilliam is one of the most important and influential African American artists living today.

DEAL TERMS
SIMILAR SALES
BIOGRAPHY
MEDIA
DOCUMENTS


SAM GILLIAM
Tracing
Acrylic on canvas
Painted in 1971

WHY WE LIKE THIS PAINTING



The subject work is the perfect example of Sam Gilliam's signature color field style of painting, which he began to develop in the mid-1960s.

Though the canvas is presented on a stretcher, its custom made beveled edges provide it with a sculptural presence, as it juts nearly 5 inches out from the wall. The surface of the work provides traces and evidence of the artist's unique process, whereby he folds and twists the canvas to achieve the transfer of colors and his desired effect. The color, scale, and presentation are emblematic of the Artist's most desirable works from these seminal years of the artist's career; in fact, years of the artist's career; in fact, although past performance is no guarantee, the record auction price for a work by Gilliam was for Lady Day II, 1971, for $2,172,500.

Deal Terms

THE PAINTING

Tracing

Masterworks acquired *Tracing*, an acrylic on canvas painting by Sam Gilliam created in 1971, which measures 48 inches by 72 inches by 5 inches, from The Pace Gallery LLC in New York.



Tracing
1971

Acrylic on canvas
48¼ in × 71½ in × 4¾ in (122.6 cm × 181.6 cm × 12.1 cm)
Painted in 1971

HISTORICAL PERFORMANCE OF SIMILAR WORKS BY GILLIAM

32.8%*

Reflects composite returns of similar works selected by Masterworks based on public auction sales data. The composite returns are used for comparative modelling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance.

The set of similar sales comprise paintings by Sam Gilliam with the following criteria: beveled edge canvas, created between 1970 and 1973, no larger than 60 inches by 90 inches, and no smaller than 30 inches by 40 inches. The data was sourced from publicly available auction records and does not include private sales.

APPRAISED VALUE

$900,000

Immediately prior to acquisition, the painting was appraised for $900,000 by an independent third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals.

OFFERING SIZE

$770,000

SEC FILING

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov/edgar—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Gilliam



$1.13m
$1m
$875k
$750k
$625k
$500k
$375k
$250k
$125k
$0
2001
2004
2007
2010
2013
2016
2019

The composite returns are used for comparative modeling purposes only. Each painting is unique and historical composite returns of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance may not be indicative of future performance.

The set of similar sales comprise paintings by Sam Gilliam with the following criteria: beveled edge canvas, created between 1970 and 1973, no larger than 60 inches by 90 inches, and no smaller than 30 inches by 40 inches. The data was sourced from publicly available auction records and does not include private sales. **Important Disclosures***

Sale Price	$675,000



Petite

Auction House	Christie's
Sale Date	Jun 25, 2019
Year Created	1972
Sold For	$654,024



With Crimson

Auction House	Sotheby's
Sale Date	Nov 15, 2019
Years Created	1970
Sale Price	$1,004,000

Historical Returns

Historical price appreciation reflects an annualized median return for all artworks (rather than securities) bought and sold at auction, including purchase and sale commissions paid to the auction house. Historical returns are also not comparable to or intended to represent or be a proxy for returns on Masterworks shares. Past performance is no guarantee of future results, and an investor can lose money

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE **$6,100**
SALE PRICE **$47,500**
TOTAL RETURN
7.79x (4 years)



PURCHASE PRICE **$31,250**
SALE PRICE **$237,500**
TOTAL RETURN
7.6x (6 years)



PURCHASE PRICE **$6,802**
SALE PRICE **$46,250**
TOTAL RETURN
6.8x (3 years)



PURCHASE PRICE **$2,375**
SALE PRICE **$15,000**
TOTAL RETURN
6.32x (4 years)



PURCHASE PRICE **$23,750**
SALE PRICE **$93,750**
TOTAL RETURN
3.95x (4 years)

MORE RESULTS

Biography

Sam Gilliam (b. 1933) is considered to be one of the great, and until recently, overlooked African American artists working today. After earning his MFA from the University of Louisville, Kentucky, Gilliam moved to Washington D.C. in 1962, where he became a leading figure in the Washington Color School movement. One of the artist's great innovations was an approach to painting which removed the canvas from the framing conventions that had defined it for generations; Gilliam experimented with hanging or draping canvases and re-thinking traditional approaches to how they could be stretched or displayed.

By 1975, Gilliam had shown his work in some of the greatest American institutions of art, including the New York, Museum of Modern Art, however, the prices for his work and gallery representation by top dealers continued to trail his critical and institutional recognition. Though as of December 31, 2010, the record for his work at auction stood at just $55,000, in the last five years, the growing appreciation of the artist's accomplishments has significantly increased the prices for his work. Currently, Sam Gilliam's work is collected internationally and held in some of the most prestigious institutions, including the Dia Art Foundation, Museums of Modern Art, New York and San Francisco, the Tate Modern in London, and many more. An upcoming retrospective of his work was just announced by the Hirshhorn Museum and Sculpture Garden in Washington D.C. for 2022.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$8,814,911

2019 TOTAL LOTS SOLD

97

Media



Documents

Offering Circular	Official Filing on sec.gov/edgar
Provenance	Carl Solway Gallery, Cincinnati, Ohio Private collection Stephen Friedman Gallery, London Private collection Pace Gallery

Qualified Offerings:
Any offering appearing on the unrestricted portion of this website will be made under Regulation A of the Securities Act of 1933, as amended, only by means of an offering circular, which forms an integral part of an offering statement. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission ("SEC"). Any offering that references an ability to "Buy Shares" indicates that the SEC has qualified that offering statement, which only means that the issuer of those shares may make sales of the securities described in the offering statement. It does not mean that the SEC has approved, passed upon the merits of, or passed upon the accuracy or completeness of the information in the offering statement. The securities offered by Masterworks issuers are highly speculative and involve significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. You may obtain a copy of the offering circular that is part of that offering statement from the page(s) on this website referencing that particular offering. You should read the offering circular for each such offering before making any decision with respect to such offering.

Pre-Qualified Offerings (Testing the Waters):
We may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on this website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision.

No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time, before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind by either party.

Other Disclaimers Applicable to Offerings by Masterworks Issuers:
The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective offering circular filed with SEC or other offering materials relating to such investment opportunity.

By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC's EDGAR website. For additional information you are encouraged to review Important Disclosures.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.

Certain Masterworks associated persons may solicit on behalf of Masterworks offerings in their capacities as registered representatives of SDDco Brokerage Advisors LLC MEMBER: FINRA / SIPC ("SDDco-BA"). Masterworks.io and its affiliates are independent and unaffiliated with SDDco-BA. To check the background of SDDco and its representative, visit FINRA's BrokerCheck.

SDDco Brokerage Advisors, LLC is located at 485 Madison Ave, 15th Floor, New York, NY 10022.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Bank services are provided through our banking software provider, Synapse; by using these services you agree to Synapse's Terms of Service and Deposit Agreement. To report a complaint relating to the bank services, email help@synapsefi.com.